Exhibit 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

1645 Palm Beach Lakes Blvd., Suite 1200

West Palm Beach, FL 33401

August 14, 2015

IDI, Inc.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Attention: Derek Dubner

                 Co-Chief Executive Officer

IDI, Inc. Registration Statement on Form S-8

Dear Mr. Dubner:

You have requested our opinion with respect to certain matters in connection with the filing by IDI, Inc. (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering 3,460,000 shares of the Registrant’s common stock, par value $0.0005 per share, consisting of (i) 2,500,000 shares of common stock issuable by the Registrant under the IDI, Inc. 2015 Stock Incentive Plan (the “Plan,” and the shares issuable thereunder, the “Plan Shares”) and (ii) 960,000 shares of common stock issuable by the Registrant under Non-Plan Restricted Stock Unit Agreements (the shares issuable thereunder, the “Non-Plan Shares”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that:

1.	The issuance of the Plan Shares has been duly authorized and, when issued and delivered in accordance with the Plan, the applicable award agreements thereunder and the applicable resolutions of the Board of Directors or Compensation Committee thereof, and upon receipt by the Registrant of any required payment therefor, if such payment is required by the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

2.	The issuance of the Non-Plan Shares has been duly authorized and, when issued and delivered in accordance with each applicable Non-Plan Restricted Stock Unit Agreement and the applicable resolutions of the Board of Directors or Compensation Committee thereof, the Non-Plan Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.

Nason, Yeager, Gerson White & Lioce, P.A.